NEWS RELEASE T. ROWE PRICE CHAIR WILLIAM J. STROMBERG AND DR. FREEMAN A. HRABOWSKI TO RETIRE FROM BOARD IN MAY 2024; ROBERT W. SHARPS TO ASSUME CHAIR ROLE BALTIMORE (February 20, 2024) – The Board of Directors of T. Rowe Price Group, Inc. (NASDAQ-GS: TROW), announced today that William J. Stromberg, its non-executive chair, and Dr. Freeman A. Hrabowski, its chair of the Nominating and Corporate Governance Committee, will retire from the Board at the company’s upcoming May 7, 2024, annual meeting of stockholders. At that time, Robert W. Sharps will become chair of the Board, in addition to continuing as chief executive officer and president. Both Mr. Stromberg and Dr. Hrabowski will continue to serve on the Board until the meeting. QUOTES Alan Wilson, Lead Independent Director “As chair and a longtime member of the Board, Bill has made significant contributions to T. Rowe Price. During his tenure as chair and CEO, he led significant initiatives such as the launching of T. Rowe Price Investment Management (TRPIM) and the firm’s significant global expansion. As non-executive chair, Bill continued his commitment to strong financial discipline and the buildout of diverse Board leadership. Bill’s impact on T. Rowe Price will be felt for years to come. We thank him for his effort.” “Freeman has been an impactful member of the Board for more than a decade. As chair of the Nominating and Corporate Governance Committee, Freeman led the Board’s review of the firm’s corporate social responsibility and environmental, social and governance (ESG) efforts. In addition, Freeman was instrumental in supporting the development of the Board, including through the Board’s self-evaluation and nomination processes. We thank him for his integrity, insight, and thoughtful leadership over the years.” “On behalf of the Board, I would like to thank Rob for taking on the role of chair in addition to his current responsibilities. As a result of his strong leadership of the firm through challenging times, the Board felt combining the chair and CEO roles was the right choice, and we are excited about the steps he’s taken and his vision for the future of the firm.” ABOUT T. ROWE PRICE Founded in 1937, T. Rowe Price (NASDAQ: TROW) helps people around the world achieve their long-term investment goals. As a large global asset management company known for investment excellence, retirement leadership, and independent proprietary research, the firm is built on a culture of integrity that puts client interests first. Investors rely on the award-winning firm for its retirement expertise and active management approach of equity, fixed income, alternatives, and multi-asset investment capabilities. T. Rowe Price manages USD $1.45 trillion in assets under management as of January 31, 2024, and serves millions of clients globally. News and other updates can be found on Facebook, Instagram, LinkedIn, X, YouTube, and troweprice.com/newsroom.

T. ROWE PRICE CONTACTS: Public Relations Investor Relations Jamaal Mobley Linsley Carruth 410-345-3403 410-345-3717 jamaal.mobley@troweprice.com   linsely.carruth@troweprice.com